Exhibit 10.70

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is-made and entered into as of January 1, 2001 by and between~ Kennedy-Wilson Properties, Ltd., an Illinois corporation (“The Company”) a wholly owned subsidiary of Kennedy-Wilson Inc. a Delaware corporation, haying an address of 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, (“Company”), and James Rosten, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of January 4, 1999, providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Services Provided to the Company, Term, and Bonus.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiently of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of January 1, 2001. as follows:

1.                                       Paragraph one of Section 2. Services provided to the Company is deleted in its entirety and the following paragraph is added in lieu thereof:

2.                                    Services Provided to the Company. Subject to the policy guidelines and directives of the Company which are provided to him by Company from time to time during the term of this Agreement, Employee shall serve as President of and be responsible for the operation of Kennedy-Wilson Proper-ties, Ltd. and to advance the business and welfare of Kennedy-Wilson Properties, Ltd. as determined by the Company from time to time. Employee shall have no authority to bind or obligate Company. to the purchase or sale of any real property, or to make any other financial commitment, including without limitation the borrowing of any monies on a secured or unsecured basis, without obtaining the prior written authorization of Company as to the specific transaction. Employee’s duties may not be materially changed by the Company without Employee’ s prior notice and also shall include such other matters or responsibilities as Company and Employee may jointly agree upon from time to time during the term of this Agreement.

2.                                       The term of this Agreement is extended to December 31, 2002. Therefore, Section 3 of the Agreement is deleted in its entirety and the following is added in lieu thereof:

3.   Term of Employment. Employee shall be employed by the Company pursuant to this Agreement for a term (the “Term”) beginning on January 1, 2001, and continuing through to, and terminating at the close of business on December 31, 2002 (unless earlier terminated pursuant to Section 11).

3.                               Section 5 (b) Bonus, is deleted in its entirety and the following is inserted in lieu thereof:

5 (b) Bonus. “Employee shall be eligible as of December 31 of each calendar year to receive a bonus (the “Bonus”) which shall be calculated and paid as follows:

Net Profit Bonus Revenue		Bonus
0-	$3MM	-0-
$3MM	-$7MM	10%
$7MM	- $9MM	12.5%
$9MM	- Above	15%

“Net Profits” shall mean the gross revenue realized during the applicable fiscal year less costs and expenses which include without limitation Employee’s salary and benefits, the salaries and benefits of employees of Kennedy Wilson Properties, Ltd., and other expenses properly charged to such gross revenue according to generally acceptable accounting principles as determined in the commercially reasonable judgment of Company’s Chief Financial Officer, but excluding depreciation & amortization, interest expense, cost of capital and corporate overhead allocation charges.

(c) Stub Year Bonus: Employee shall be eligible for a bonus for the period of September 1, 2000, through December 31, 2000 associated with Employee’s Executive Managing Director responsibilities. The bonus shall be discretionary and shall be determined at the sole and absolute discretion of the Compensation Committee. The Compensation Committee shall be composed of William McMorrow, Barry Schlesinger and James Ozello. Said bonus shall be paid in January 2001 and shall be charged to Corporate and not as a charge against Employee’s Accounting Unit.

Employee acknowledges that Company has not provided Employee with any projections or estimates of Bonus Pool Revenue that might be received by Employee under the terms of this Agreement as an inducement to Employee to accept employment with Company.

Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

THE COMPANY:	EMPLOYEE:
KENNEDY-WILSON INTERNATIONAL	/s/ Jim Rosten
a California corporation

/s/ William McMorrow
Title: Chairman/ CEO